UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2013

Pandora Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35198	94-3352630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Webster Street, Suite 1650

Oakland, CA 94612

(Address of principal executive offices, including zip code)

(510) 451-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2013 (the “Amendment Effective Date”), Pandora Media, Inc. (the “Company”) entered into an Amendment and Restatement Agreement (the “Amendment Agreement”) to the Credit Agreement dated as of May 13, 2011 and amended as of September 9, 2011, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The Amendment Agreement provides, among other things, for lenders under the Company’s existing asset-based revolving credit facility to extend the expiration of their commitments to September 12, 2018, and for certain existing lenders and new lenders to increase the aggregate amount of commitments under the amended and restated facility by $30 million to an aggregate total amount of $60 million. In addition, as of the Amendment Effective Date, the applicable interest rate margins are reduced by 0.75% to (i) when less than 50% of the aggregate commitment is drawn and outstanding, 1.00% for base rate loans and 2.00% for Eurocurrency rate loans and (ii) when at least 50% of the aggregate commitment is drawn and outstanding, 1.25% for base rate loans and 2.25% for Eurocurrency rate loans. The Amendment Agreement also increased the maximum face amount of letters of credit that may be issued under the credit facility by $10 million to $15 million.

Certain of the financial institutions party to the Amendment Agreement and their respective affiliates have provided in the past, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services to the Company and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

The foregoing description of the Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending October 31, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PANDORA MEDIA, INC.

Dated: September 13, 2013	By:	/s/ Delida Costin
Delida Costin
Senior Vice President, General Counsel and Secretary

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